Exhibit 4

                      TRANSACTION IN SHARES OF THE COMPANY

                  The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on
Schedule 13D, whichever is less. All transactions involved sales of Shares on the New York Stock Exchange, except as otherwise indicated.

            Reporting Person
              With Direct
               Beneficial                       Date of                Number of             Price Per Share
               Ownership                      Transaction               Shares            (Excluding Commission)
               ---------                      -----------               ------            ----------------------
Greentree                                      07/03/02                (10,000)                    7.00
Greentree                                      07/15/02                 (7,000)                    7.0614
Greentree                                      07/17/02                (18,700)                    7.7302
Greentree                                      07/24/02                (47,200)                    7.00
Greenbelt                                      07/25/02                (250,000)                   N/A*
Kingsley                                       07/26/02                (12,300)                    7.3675
Greenway                                       07/29/02                (60,000)                    7.95
Greentree                                      07/29/02                (25,000)                    7.95
Kingsley                                       07/29/02                (65,000)                    7.95






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* Greenbelt relinquished voting and investment power over Shares.